Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

From:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

Date: May 4, 2012

Albemarle- Uwharrie Capital Corp and its subsidiary banks: Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported consolidated total assets of $518.6 million at March 31, 2012 versus $526.9 million at December 31, 2011. Net income for the three month period ended March 31, 2012 was $700 thousand versus $209 thousand for the same period in 2011. Net income available to shareholders was $539 thousand or $0.07 per common share for the three months ending March 31, 2012 compared to $48 thousand or $0.01 per share for the same period in 2011. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank and Trust, Cabarrus Bank and Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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